UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020

Axovant Gene Therapies Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37418	98-1333697
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor
11-12 St. James’s Square
London, United Kingdom	SW1Y 4LB
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: +44 203 997 8931

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.00001 par value per share	AXGT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On February 19, 2020, Axovant Gene Therapies Ltd. entered into an underwriting agreement with SVB Leerink LLC, as representative of the several underwriters named therein, relating to the issuance and sale of 14,031,336 of our common shares and, to a certain investor, pre-funded warrants, or the Warrants, to purchase up to 3,301,998 common shares, or the Offering, at a price to the public of $3.75 per common share and $3.74999 per Warrant. We also granted the underwriters a 30-day option to purchase up to 2,600,000 additional common shares. The gross proceeds from the Offering, excluding the exercise by the underwriters of their 30-day option to purchase additional common shares, are expected to be approximately $65.0 million, before deducting underwriting discounts and commissions and offering expenses. The Offering is scheduled to close on February 24, 2020, subject to customary closing conditions.

The underwriting agreement contains customary representations, warranties, covenants and agreements by us, indemnification obligations for us and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement, and may be subject to limitations agreed upon by the contracting parties.

The Offering is being made by means of a prospectus supplement and accompanying prospectus forming part of a shelf registration statement on Form S-3 (File No. 333-215387), previously filed with the Securities and Exchange Commission and declared effective by the SEC on January 13, 2017.

The underwriting agreement is attached as Exhibit 1.1 hereto, and the description of the terms of the underwriting agreement is qualified in its entirety by reference to such exhibit. The form of Warrant is attached as Exhibit 4.1 hereto, and the description of the Warrants is qualified in its entirety to such exhibit. Copies of the opinions of Conyers Dill & Pearman Limited and Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering are attached as Exhibits 5.1 and 5.2, respectively, hereto.

The disclosures on this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

1.1	Underwriting Agreement, dated February 19, 2020.

4.1	Form of Pre-Funded Warrant to purchase Common Shares.

5.1	Opinion of Conyers Dill & Pearman Limited.

5.2	Opinion of Cooley LLP.

23.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

23.2	Consent of Cooley LLP (included in Exhibit 5.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axovant Gene Therapies Ltd.

Date: February 21, 2020	By:	/s/ David Nassif
	Name:	David Nassif
	Title:	Principal Financial Officer and Principal Accounting Officer